Exhibit 10.1

Agreement

This Agreement, dated as of August 16, 2010 (this “Argeement”), is by and among Coliseum Capital Partners, L.P., a Delaware limited partnership, Coliseum Capital Management, LLC, a Delaware limited liability company, Coliseum Capital, LLC, a Delaware limited liability company, Blackwell Partners, LLC, a Georgia limited liability company, Adam Gray and Christopher Shackelton (collectively, the “Coliseum Capital Group”, and each, individually, a “member” of the Coliseum Capital Group) and Benihana Inc. (the “Company”).

RECITALS

WHEREAS, the Coliseum Capital Group beneficially owns (as defined below) shares of the Company’s Class A Common Stock, par value, $0.10 par value per share (the “Class A Common Stock”) and the Company’s Common Stock, par value $0.10 per share (the “Common Stock”) as specified in Amendment No. 8 to the Schedule 13D filed by the Coliseum Capital Group with the Securities and Exchange Commission (the “SEC”) on August 6, 2010;

WHEREAS, Coliseum Capital Partners, L.P. delivered (i) a letter to the Company nominating Adam L. Gray (the “Nomination Letter”) for election to the Company’s Board of Directors (the “Board”) as a Class A Common Stock director at the 2010 annual meeting of stockholders of the Company (the “2010 Annual Meeting”) and (ii) a demand, pursuant to Section 220 of the Delaware General Corporation Law, to review certain of the Company's books and records in connection with the 2010 Annual Meeting (the “Section 220 Demand”);

WHEREAS, on August 5, 2010, Coliseum Capital Partners, L.P. filed a preliminary proxy statement on Schedule 14A with the SEC related to the matters set forth in the Nomination Letter; and

WHEREAS, the Company and the members of the Coliseum Capital Group have determined to come to an agreement with respect to certain matters related to the 2010 Annual Meeting and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.  For purposes of this Agreement:

  (a)  “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

  (b)    The terms “beneficial owner” and “beneficially owns” have the meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

  (c)   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

  (d)   “Person” means any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise.

Section 1.2     Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing an instrument to be drafted.

ARTICLE II

BOARD NOMINATION

Section 2.1    2010 Annual Meeting.  As promptly as practicable after the date hereof, (a) the Company shall nominate Adam L. Gray for election at the 2010 Annual Meeting as a Class III, Class A Common Stock director, in replacement of the nominee for such directorship previously identified by the Company, (b) the Board shall recommend that the Company’s stockholders vote in favor of the election at the 2010 Annual Meeting of Mr. Gray as a Class III, Class A Common Stock director, (c) the Company shall amend its preliminary proxy statement filed in connection with the 2010 Annual Meeting to reflect such nomination and recommendation, as well as the other matters set forth herein, and (d) the Company shall use its reasonable best efforts to solicit proxies in favor of the election at the 2010 Annual Meeting of Mr. Gray as a Class III, Class A Common Stock director.

Section 2.2    Additional Company Obligations.

  (a)     Upon Mr. Gray’s election as a director of the Company, the Board shall appoint Mr. Gray as a member of the Nominating and Governance Committee, the Compensation and Stock Option Committee, the Audit Committee, and any other committee of the Board that is formed or to which responsibility is delegated for the purpose of evaluating the Company’s strategic alternatives or any material financing, acquisition, sale, disposition or other material transaction provided that Mr. Gray meets Nasdaq independence eligibility criteria for such committees.

  (b)    The Company shall reimburse the Coliseum Capital Group for all of Coliseum Capital Group’s reasonable, documented, out-of-pocket expenses (including legal fees and expenses) incurred in connection with its Section 13D filings, the Nomination Letter, the Section 220 Demand and the other matters governed by this Agreement (including the negotiation and execution hereof) but in no event in excess of $250,000.

  (c)     The Nominating and Governance Committee shall nominate for election at the 2011 Annual Meeting, as a Class I, Common Stock Director to fill the directorship that is vacant as of the date hereof, a person who is “independent” pursuant to Nasdaq listing standards and who otherwise has no relationships with any Affiliate of the Company (or any Affiliate thereof).

  (d)     The Company will hold its 2010 Annual Meeting on September 14, 2010 or as soon as reasonably possible after that date.

Section 2.3     Death or Disability.  If Mr. Gray is elected as a director and can no longer serve on the Board because of death or disability before the expiration of his term, the Coliseum Capital Group shall be entitled to recommend to the Nominating and Corporate Governance Committee a replacement director who will qualify as “independent” pursuant to Nasdaq listing standards.  The Nominating and Corporate Governance Committee shall not unreasonably withhold acceptance of any such replacement director.  If the Nominating and Corporate Governance Committee does not accept a replacement director recommended by the Coliseum Capital Group, the Coliseum Capital Group shall have the right to recommend one or more additional replacement directors for consideration by the Nominating and Corporate Governance Committee. Upon the acceptance of a replacement director nominee by the Nominating and Corporate Governance Committee, the Board will appoint such replacement director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee’s recommendation of such replacement director.

ARTICLE III

PROXY CONTEST AND OTHER MATTERS; PRESS RELEASE

Section 3.1    Undertakings by the Coliseum Capital Group.  The Coliseum Capital Group hereby (a) withdraws the Nomination Letter, (b) agrees to cease its proxy solicitation activities with respect to the Company in connection with the 2010 Annual Meeting, (c) withdraws the Section 220 Demand, and (d) agrees to vote all shares of Common Stock beneficially owned by it in favor of the Company’s nominees for election as directors at the 2010 Annual Meeting.  No later than the second business day after the date hereof, the Coliseum Capital Group shall file with the SEC an amendment to its Schedule 13D with respect to the Company disclosing the material contents of this Agreement.

Section 3.2    Press Release.  In the event that the Company elects to make a press release pertaining to this Agreement, such press release will be mutually acceptable to both the Coliseum Capital Group and the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations and Warranties.  Each Party represents and warrants to the other Parties that:

  (a)    such Party, if not a natural Person, has all requisite limited partnership, limited liability company or corporate authority and power to execute and deliver this Agreement and to perform such Party’s obligations hereunder;

  (b)    the execution and delivery of this Agreement by such Party and the performance of such Party’s obligations hereunder have been duly and validly authorized by all required limited partnership, limited liability company, corporate or other action on the part of such Party and no other proceedings on the part of such Party are necessary to authorize the execution and delivery of this Agreement by such Party or the performance of such Party’s obligations hereunder;

  (c)    this Agreement has been duly and validly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and

  (d)    this execution and delivery by such Party of Agreement and the performance of such Party’s obligations hereunder will not result in a violation of any terms or provisions of any (i) organizational document of such Party, (ii) agreement to which such Party is a party or by which such Party may otherwise be bound or (iii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

ARTICLE V

OTHER PROVISIONS

Section 5.1    Remedies; Governing Law.

  (a)     The Parties agree that any breach of this Agreement would cause irreparable harm to the other Parties, that money damages alone would not be a sufficient remedy and that the Parties shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach or threatened breach of the provisions of this Agreement.  The Parties shall not oppose the granting of such relief, and shall waive any requirement for the securing or posting of any bond in connection with such remedy.  Equitable relief shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or in equity.

  (b)    The Parties agree that the Court of Chancery or federal court of the State of Delaware shall have exclusive jurisdiction with respect to all actions and proceedings arising out of or relating to this Agreement,  Each Parties hereby (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or federal court of the State of Delaware in the event any dispute between the Parties arises out or relates of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Agreement in any other court and irrevocably waives the right to trial by jury in the event of any such dispute and (iv) irrevocably consents to service of process by delivery of notice complying with Section 5.3.

  (c)     THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITHOUT LIMITATION VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES OR PRINCIPLES OF SUCH STATE THAT WOULD PERMIT OR COMPEL THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

Section 5.2     Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.

Section 5.3    Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if when actually received during normal business hours at the address specified in this subsection:

if to the Company, to:

Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida  33166.
Attention:                      General Counsel

if to any member of the Coliseum Capital Group, to:

Coliseum Capital Management, LLC
767 Third Avenue, 35th Floor
New York, NY  10017
Attention:                      Christopher Shackelton

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY  10022
Attention:                      William D. Regner

or to such other address as any party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 5.3.

Section 5.4    Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 5.5    Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

Section 5.6    Successors and Assigns.  This Agreement shall not be assignable by any Party but shall be binding on successors of the Parties.

Section 5.7    No Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Person.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BENIHANA INC.

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Director

COLISEUM CAPITAL MANAGEMENT, LLC

By:	/s/ Christopher Shackeklton
Name: Christopher Shackelton
Title: Manager

COLISEUM CAPITAL PARTNERS, L.P.

By:	Coliseum Capital, LLC, General Partner

By:	/s/ Christopher Shackeklton
Name: Christopher Shackelton
Title: Manager

COLISEUM CAPITAL, LLC

By:	/s/ Christopher Shackeklton
Name: Christopher Shackelton
Title: Manager

BLACKWELL PARTNERS, LLC

By:	Coliseum Capital Management, LLC,
Attorney-in-fact

/s/ Adam Gray
Name: Adam Gray
Title: Manager

CHRISTOPHER SHACKELTON

/s/ Christopher Shackeklton
Christopher Shackelton

ADAM GRAY

/s/ Adam Gray
Adam Gray